Exhibit 99.1


FOR IMMEDIATE RELEASE
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        LONGVIEW FIBRE COMPANY REJECTS UNSOLICITED ACQUISITION PROPOSAL

            Board Concludes Unsolicited Proposal Undervalues Company
                      and its High Quality Timber Assets

  Company to Complete REIT Conversion and Implement Improved Operating Plan to
                       Further Enhance Shareholder Value

               Annual Dividend to Increase 20% to $1.20 Per Share


LONGVIEW, Wash., April 17, 2006 - Longview Fibre Company (NYSE: LFB) today announced that its Board of Directors voted unanimously to reject the previously-disclosed proposal from Obsidian Finance Group, LLC and The Campbell Group, LLC (Obsidian/Campbell) to acquire all of the outstanding shares of the company. Longview Fibre's Board concluded that the Obsidian/Campbell proposal is highly conditional and, even if it could be executed on, undervalues Longview Fibre and its high quality timber assets. The Board believes that completing the company's conversion to a real estate investment trust (REIT) and implementing an improved operating plan represents a superior alternative for enhancing shareholder value.

The company's improved operating plan and the REIT conversion are expected to result in:

     o a special distribution to shareholders of approximately $385 million, of which up to approximately $77 million, representing approximately $1.50 per share, is expected to be distributed in cash, with the remainder to be distributed in shares of the company's common stock;

     o an initial 20% increase in the company's annual cash dividend rate to $1.20 per share (excluding the effect of shares to be issued in the special distribution);

     o    an increase in cash flow as a result of:

          o accelerating the company's timber harvest rate consistent with Sustainable Forestry Initiative (SFI) practices;

          o implementing a program to monetize the company's higher and better use (HBU) lands;

          o restructuring the company's manufacturing operations, including exploring the potential divestiture of the company's sawmill and select converting plants; and

          o    reducing taxes; and

     o a reduction in the company's borrowing rate and aggregate interest expense through refinancing.

Richard H. Wollenberg, Longview Fibre's President, Chief Executive Officer and Chairman of the Board, said, "We are taking steps to accelerate the delivery of value to shareholders. We expect the REIT conversion, in combination with our improved operating plan, to drive shareholder value by, among other things, increasing the company's cash flow, enabling us to pay a larger dividend and positioning the company to increase its timberland holdings. We also expect the potential divestiture of selected manufacturing assets to enhance our operating performance and provide additional cash to reduce debt."

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The Board of Directors, with the assistance of its financial and legal advisors, carefully considered the Obsidian/Campbell proposal and the company's improved operating plan. In making its unanimous decision to reject the Obsidian/Campbell proposal, the Board considered, among other things:

     o the significant shareholder value enhancements expected to be delivered by the REIT conversion and the company's improved operating plan;

     o    management's record of delivering value to shareholders; and

     o the highly conditional nature of the Obsidian/Campbell proposal, which is subject to significant due diligence and financing contingencies and associated risks.

Mr. Wollenberg added, "We are committed to acting in the best interests of the company and its shareholders and have already taken steps to accelerate value creation. In the past few years, we have implemented a number of operational improvements and we are now poised to reap the benefits from these initiatives. We believe that the REIT conversion process has begun to unlock the inherent value in our strong portfolio of assets and that the intrinsic value of Longview Fibre is not reflected in our current or historical stock price. Engaging in a transaction with Obsidian/Campbell at this time, before the company has had the opportunity to fully implement its strategy, would prevent the company and our shareholders from realizing the potential value of the company's REIT conversion and improved operating plan."

The company also announced today that Bank of America, N.A. and Goldman Sachs Credit Partners L.P. have provided commitments for the funds necessary to complete the REIT conversion.

Additional information regarding the company's plan will be available later today in presentation materials posted on the company's Web site at www.longviewfibre.com. The presentation materials will also be filed with the Securities and Exchange Commission.


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In connection with today's announcement, Mr. Wollenberg sent the following letter to Obsidian/Campbell:

                                 April 17, 2006

        Obsidian Finance Group, LLC
        10260 SW Greenburg Road, Suite 1150
        Portland, Oregon 97223
        Attention: David W. Brown
                   Senior Principal

        The Campbell Group, LLC
        One S.W. Columbia, Suite 1700
        Portland, Oregon 97258
        Attention: John S. Gilleland
                   President

        Gentlemen:

        After careful consideration of your proposal with the assistance of the company's financial and legal advisors, Longview Fibre's Board of Directors unanimously concluded that pursuing your proposal is not in the best interests of the company and its shareholders.

        We believe that your proposal is highly conditional, involving significant due diligence and financing contingencies and associated risks, and undervalues Longview Fibre and its high quality timber assets. The Board of Directors determined that it is in the best interests of the company and its shareholders to complete the company's conversion to a real estate investment trust and fully implement the company's improved operating plan.


                                 Very truly yours,

                                 /s/ Richard H. Wollenberg

                                 Richard H. Wollenberg
                                 President, Chief Executive Officer and
                                       Chairman of the Board



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About Longview Fibre Company
Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Forward-Looking Statements

Except for historical information, the statements made in this press release, including those regarding future dividends and anticipated results of the REIT conversion and the company's improved operating plan, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in some cases can be identified by the use of words such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan," "believe," "propose" or other similar words or expressions. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward-looking statements: the company's ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company's dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company's ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; risks and costs associated with the restructuring of the company's manufacturing operations, including the potential divestiture of the company's sawmill and select converting plants; the company's ability to realize anticipated benefits from the sale of higher and better use lands; the company's having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company's working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for the company's products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company's ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company's ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company's ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company's ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between

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the U.S. dollar and currencies of important export markets (particularly
Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company's financial condition and results of operations and the company's competitive position; developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting the company's timber operations; adverse weather conditions; availability of excess cash to pay dividends and existence of contractual limitations on the company's ability to pay dividends; the need to obtain board approval of dividends and other distributions to the company's shareholders, which approval could be granted or withheld based on, among other things, the company's results of operations, cash flow and prospects at the time; unforeseen maintenance on capital assets; unforeseen developments in the company's business; any additional material weaknesses in the company's internal control over financial reporting that may arise or be identified; the company's ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company's REIT election; the company's actual pre-REIT earnings and profits and current-year REIT capital gains could vary from estimates, resulting in a lower or higher special distribution; the company's ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and the expected heightened sensitivity of the company's stock price to the level of dividends on its common stock.

The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change. For additional factors that could impact future results, please see Longview Fibre's most recent Form 10-K on file with the Securities and Exchange Commission.

Contacts

L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

Joele Frank / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
Email: ebrielmann@joelefrank.com
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